Exhibit 5.1

John T. McKenna

+1 650 843 5059

jmckenna@cooley.com

September 18, 2017

Roku, Inc.

150 Winchester Circle

Los Gatos, CA 95032

Ladies and Gentlemen:

We have acted as counsel to Roku, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement (No. 333-220318) on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission, including a related prospectus filed with the Registration Statement (the “Prospectus”), covering an underwritten public offering of (i) up to 18,018,200 shares of the Company’s Class A common stock, par value $0.0001 (“Shares”), which includes 10,350,000 Shares to be sold by the Company (including up to 1,350,000 Shares that may be sold by the Company upon exercise of an over-allotment option to be granted to the underwriters) (collectively, the “Company Shares”) and (ii) 7,668,200 Shares to be sold by the selling stockholders identified in such Registration Statement (including up to 1,000,200 Shares that may be sold by the selling stockholders upon the exercise of an option to purchase additional Shares to be granted to the underwriters) (collectively, the “Stockholder Shares”).

In connection with this opinion, we have (i) examined and relied upon (a) the Registration Statement and Prospectus, (b) the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, as currently in effect as of the date hereof and (c) the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below and (ii) assumed that the Company Shares will be sold at a price and on terms authorized by the Board of Directors of the Company, or the Pricing Committee thereof, in accordance with Section 153 of the General Corporation Law of the State of Delaware (the “DGCL”) and that the Stockholder Shares have been issued upon the conversion of shares of the Company’s Class B common stock, par value $0.0001, which will be issued upon the conversion of outstanding shares of the Company’s preferred stock, par value $0.0001 immediately prior to the closing of this public offering.

We have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents submitted to us as copies and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof (except we have not assumed the due execution and delivery by the Company of any such documents). As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought independently to verify such matters. Our opinion is expressed only with respect to the DGCL.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that: (i) the Company Shares, when sold and issued against payment therefore in accordance with the Registration Statement and the Prospectus, will be validly issued, fully paid and non-assessable and (ii) the Stockholder Shares have been validly issued and are fully paid and non-assessable.

3175 HANOVER STREET, PALO ALTO, CA 94304-1130 T: (650) 843-5000 F: (650) 849-7400 WWW.COOLEY.COM

Roku, Inc.

September 18, 2017

Page Two

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

COOLEY LLP

By:	/s/ John T. McKenna
John T. McKenna

3175 HANOVER STREET, PALO ALTO, CA 94304-1130 T: (650) 843-5000 F: (650) 849-7400 WWW.COOLEY.COM